10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Bond Allocation Target Shares: Series S
Portfolio   (BATSS)
BlackRock Limited Duration Income Trust   (BLW)
BlackRock Strategic Income Opportunities Portfolio   (BR-SIP)
Master Total Return Portfolio of Master Bond LLC   (MF-BOND)
BlackRock Low Duration Bond Portfolio   (BR-LO)

The Offering
Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:
09-10-2012

Security Type:
BND/CORP

Issuer
Tyco Flow Control International Finance
S.A.   (2017)

Selling Underwriter
J.P. Morgan Securities LLC

Affiliated Underwriter(s)
[X] PNC
[ ] Other:

List of Underwriter(s)
J.P. Morgan Securities LLC, Merrill
Lynch, Pierce, Fenner & Smith
Incorporated, U.S. Bancorp Investments,
Inc., Wells Fargo Securities, LLC,
Mitsubishi UFJ Securities (USA), Inc.,
PNC Capital Markets LLC, Citigroup
Global Markets Inc., Deutsche Bank
Securities Inc.


Transaction Details
Date of Purchase
09-10-2010

Purchase Price/Share
(per share / % of par)
$99.835

Total Commission,
Spread or Profit
..6

1.  Aggregate Principal Amount
Purchased (a+b)
$20,000,000

a.  US Registered Funds
(Appendix attached with
individual Fund/Client purchase)
$3,445,000

b.  Other BlackRock Clients
$16,555,000

2.  Aggregate Principal Amount of
Offering
$350,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.05714

Legal Requirements
Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[ ] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[X] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:                    Dillip Behera
Date: 09-14-2012                 Global Syndicate Team Member




Approved by:                     Yesenia Peluso
Date: 9-20-2012                  Senior Global Syndicate Team Member